UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 25, 2010
LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On May 25, 2010, certain directors of LNB Bancorp, Inc. (the “Company”), including Robert M. Campana, Lee C. Howley, Jeffrey F. Riddell, Daniel G. Merkel and John W. Schaeffer, each adopted a stock trading plan intended to comply with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (“Rule 10b5-1”). Under Rule 10b5-1, directors, officers and other employees of the Company who are not in possession of material non-public information regarding the Company at the time of adoption, may adopt a pre-arranged plan or contract for the purchase or sale of Company securities under specified conditions and at specified times.
     The Rule 10b5-1 plans established by each of the directors named above provide that a specified portion of each such director’s cash retainer fee paid by the Company will be periodically used to purchase Company common shares on the open market at prevailing market prices at such times and in such amounts as are specified in the applicable plan. Each of the plans is scheduled to expire in May 2011 unless earlier terminated in accordance with the terms of the plan.
     Transactions under each Rule 10b5-1 plan will be reported by each applicable director to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any directors, officers or employees of the Company in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC. (Registrant)
Date: June 17, 2010	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer